Exhibit 99.5

January 11, 2024

Basel Medical Group Ltd

6 Napier Road,

Unit #02-10/11 Gleneagles Medical Centre

Singapore 258499

Dear Sirs and Madams:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of Basel Medical Group Ltd (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become an independent director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Kwek Yoon Soong
Name:	Kwek Yoon Soong